EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

November 7, 2008

ISTA Pharmaceuticals, Inc.

15295 Alton Parkway

Irvine, CA 92618

Re:	ISTA Pharmaceuticals, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), issuable upon exercise of warrants (the “Warrants”) issued pursuant to a Facility Agreement, dated September 26, 2008, among the Company and the investors named therein. The Shares may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, and assuming that the full consideration for the Shares has been received by the Company, it is our opinion that the Shares, when issued and sold in accordance with the terms of the underlying Warrants, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth